Exhibit 10.1

June 24, 2019

Dr. Edward Ahn

175 Dedham St.

Dover, MA 02030

Re:         Separation Agreement

Dear Ed:

This letter confirms the decision we have made to terminate your employment with Anika Therapeutics, Inc. (“Anika” or the “Company”) effective July 5, 2019. This letter also proposes an agreement between you and Anika consistent with the Executive Retention Agreement executed between you and Anika on April 9, 2019.

Entitlements and Obligations

Regardless of whether you enter into an agreement with the Company, the Company shall:

•	pay you compensation that accrues to you through the date of termination of your employment;

•	pay you for all accrued but unused vacation time due to you through the date of termination of your employment;

•	provide you with the right to continue group medical and dental care coverage after the termination of your employment under the law known as “COBRA,” which will be described in a separate written notice, with the Company paying certain expenses associated therewith as set forth below; and

•	reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the termination of your employment, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy.

You shall also have the right to exercise any and all vested options that you hold to purchase common stock of the Company pursuant to and subject to the terms of the grant instruments that have been provided to you over time (the “Equity Grants”). Consistent with the terms of the Equity Grants, you will not vest further in the Equity Grants beyond the last day of your employment.

Dr. Edward Ahn

June 24, 2019

For your part, regardless of whether you enter into an agreement with the Company, you are subject to continuing obligations under your October 30, 2014 Anika Therapeutics, Inc. Employee Non-Disclosure and Non-Competition Agreement (the “Non-Disclosure and Non-Competition Agreement”), including your obligations to maintain the confidentiality of Company confidential information, return Company documents and other property and, for twelve months after employment ends, refrain from certain solicitation and competition activities.

Agreement

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company. The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive separation pay and related benefits.

You acknowledge that you are entering into this Agreement knowingly and voluntarily. It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist. By proposing and entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you.

With those understandings and in exchange for the promises of you and the Company set forth below, you and the Company agree as follows:

1.	Transition Assistance Period

From now (June 24, 2019) through July 5, 2019, you will continue to be employed by the Company on a full-time basis. Effective as of the close of business July 5, 2019, you and the Company agree that your employment will terminate (the “Termination Date”). The period from now through the Termination Date shall be the “Transition Assistance Period.” As of the Termination Date, your salary will cease, and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as required by federal or state law, or as otherwise described below.

2.	Transition Pay

During the Transition Assistance Period, the Company will continue to pay you your base salary at a bi-weekly rate of $14,031.29, in accordance with the Company’s regular payroll practices, less applicable withholdings and deductions, and will continue your employee benefits as a full-time employee. On the Termination Date, the Company will pay to you the balance of all accrued salary payments and any accrued but unused vacation as of that date. You acknowledge that the Company has paid you for all salary then due to you for the payroll dates preceding the date of this letter and that as of the date of this letter, you have an accrued and unused balance of 26.03 hours of vacation time. You are also eligible for reimbursement of reasonable travel and other business expenses incurred during the Transition Assistance Period prior to the Termination Date. All expense reimbursement will be subject to substantiation and documentation in accordance with Company policy. For your part, you will continue during the Transition Assistance Period to perform your duties in a professional, competent, and conscientious manner and you will continue to comply with all applicable Company policies and practices and to comply with all directives that you receive. Should you fail to do so, the Company reserves the right to accelerate the Termination Date without prejudice to any other term of this Agreement. You agree that during the Transition Assistance Period you will provide transitional assistance and perform other work services as required of you by your supervisor(s) and/or your replacement. You agree that you will perform services for the Company either from the Company’s offices or from your personal residence, as determined by the Company.

Dr. Edward Ahn

June 24, 2019

3.	Severance Pay

(a)            Severance Pay Period. The Company shall pay you severance pay (“Severance Pay”) consisting of salary continuation at your final base salary rate, a bi-weekly rate of $14,031.29, for the fifty-two (52) week period immediately following the Termination Date (the “Severance Pay Period”).

(b)           Timing and Form of Severance Pay. The Company shall pay you Severance Pay on its regular payroll dates, provided that the Company shall not be obligated to include you on the payroll before this Agreement becomes effective, as defined in Section 24 below. If the Company does not make one or more payments of Severance Pay on a regular payroll date because this Agreement has not yet become effective, the Company shall make all such delayed payments by the first payroll date when it is practicable to do so after the Agreement becomes effective. Severance Pay shall be subject to all applicable tax-related deductions and withdrawals.

(c)            Obligations During Severance Pay Period. As a condition to your receipt of Severance Pay, you shall provide up to a total of twenty (20) hours of transitional assistance to the Company during the Severance Pay Period when reasonably requested by the Company, provided that you shall not be required to provide such assistance at any times that would unreasonably interfere with your search for new employment. You shall not be required to travel to the Company’s offices or other locations to provide such transitional assistance.

(d)           No Other Payments. You will not be entitled to any other compensation, except for compensation pursuant to this Agreement.

4.	Taxes.

Except as noted herein, all payments set forth in this Agreement shall be subject to all applicable federal, state, and/or local withholding and/or payroll taxes, and the Company may withhold from any amounts payable to you (including any amounts payable pursuant to this Agreement) in order to comply with such withholding obligations. You further agree that, if the Company does not withhold an amount sufficient in all respects to satisfy the withholding obligations of the Company, you will make prompt reimbursement on demand, in cash, for the amount under-withheld. You acknowledge that you have had the opportunity to consult with a competent advisor concerning all of the tax consequences of the transactions set forth herein including, but not limited to, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

Dr. Edward Ahn

June 24, 2019

5.              Employee Benefits.

As set forth above, you shall have the right to continue medical, dental, and/or vision plan coverage under and subject to COBRA after July 31, 2019 for the following twelve-month period.  For the avoidance of doubt, you shall be responsible for copayment of the premium amounts at the active employees’ rate and the Company will pay the employer portion of the premium. You shall be responsible for payment of the entire premium and any other amounts necessary to maintain COBRA coverage for any month beginning after July 31, 2020. Notwithstanding the foregoing, if the Company’s payment of the COBRA premiums is deemed to violate the nondiscrimination rules of the Patient Protection and Affordable Care Act of 2010, and/or any guidance or regulations underlying such rules, the Company shall not pay any expenses related to such coverage, but instead you shall receive a lump sum cash payment from the Company equal to twelve (12) times the applicable portion of the monthly COBRA premiums that would be required to keep your coverage in place at the time of your separation from employment with the Company, with such lump sum payment to be made within thirty (30) days following any determination of violation of such nondiscrimination rules. You understand that your participation in all other employee benefit plans will end due to the termination of your employment in accordance with the terms of those plans.

6.	Return of Company Files, Documents or Other Property

You confirm that you will return to the Company all Company property, including, without limitation, computer equipment, personal computers, laptops, fax machines, scanners, copiers, diskettes, intangible information stored on diskettes, software and data, software passwords or codes, tangible copies of trade secrets and confidential information, cellular phones, smart phones, tablets, keys and access cards, credit cards, manuals, building keys and passes, files, names and addresses of all Company customers and potential customers, customer lists, customer contacts, sales information, memoranda, sales brochures, marketing materials, press clippings, business or marketing plans, reports, projections and any other documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective) (collectively, “Company Property”) no later than the Termination Date. In the event that you subsequently discover that you continue to retain any Company Property, you agree that you will return such property to the Company immediately.

Dr. Edward Ahn

June 24, 2019

7.	Release of Claims

In consideration for, among other terms, the payments and benefits described in Sections 2, 3 and 5 and other good and valuable consideration, the receipt of which you hereby acknowledge, you and your representatives, agents, estate, heirs, successors and assigns (“You”) voluntarily, absolutely and unconditionally hereby release, remise, discharge, indemnify and hold harmless the Company, its subsidiaries, affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, trustees, investors, shareholders/stockholders, employees, attorneys, accountants, and agents of the Company, all of the foregoing both in their official and individual capacities (collectively referred to as the “Releasees”) generally from any and all actions or causes of action, suits, complaints, claims, demands, agreements, promises, contracts, torts, debts, damages, controversies, judgments, rights, and liabilities of every name and nature, whether existing or contingent, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, any and all Claims:

•	Arising out of, in connection with, or relating to your employment, change in employment status, and/or termination of employment with the Company;
•	Arising out of or in connection with any relationship between You and the Company;
•	Of wrongful discharge;
•	Based on any federal, state, or local law, constitution, or regulation regarding either securities, employment, employment benefits, or employment discrimination and/or retaliation including, without limitation, those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sexual harassment, sexual orientation, sexual/gender identity, marital status, pregnancy or familial status, physical or mental disability or handicap, unfavorable military discharge, national origin, ancestry, veteran status or any military service or application for military service, or any other characteristic protected by law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964);
•	Based on any contract whether oral or written, express or implied (including, but not limited to the Offer Letter);
•	Under any other federal or state statute (including, without limitation, Claims under the Family and Medical Leave Act);
•	Of any torts;
•	Of common law statutory or equitable claims including but not limited to actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, unfair competition, and any claims to any non-vested ownership interest in the Company;
•	Of violation of public policy;
•	For wages, bonuses, incentive compensation, stock options, vacation pay, or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief, and attorney’s fees.

Dr. Edward Ahn

June 24, 2019

This release is intended by you to be all encompassing and to act as a full and total release of any Claims, whether specifically enumerated herein or not, that you may have or have had up to the Effective Date of this Agreement, provided, however, that this release shall not affect your rights, if any, under the Company’s Section 401(k) Plan, the Equity Grants, or this Agreement.

You agree that you shall not seek or accept damages of any nature, other equitable or legal remedies for your own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim. As a material inducement to the Company to enter into this Agreement, You represent that you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Agreement.

8.	Accord and Satisfaction

The payments set forth in Sections 2 and 3 shall be complete and unconditional payment, settlement, accord, and/or satisfaction with respect to all obligations and liabilities of the Releasees to You and with respect to all claims, causes of action, and damages that could be asserted by You against the Releasees regarding your employment with, change in employment status, and/or termination of employment from, the Company, including, without limitation, all claims for back wages, salary, vacation pay, sick pay, draws, incentive pay, bonuses, stock and stock options, equity, commissions, severance pay, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

9.	No Liability or Wrongdoing

The parties hereto agree and acknowledge that this Agreement is intended only to purchase peace and nothing contained in this Agreement, nor any of its terms and provisions, nor any of the negotiations or proceedings connected with it, constitutes, will be construed to constitute, will be offered in evidence as, received in evidence as and/or deemed to be evidence of an admission of liability or wrongdoing by any and/or all of the Releasees, and any such liability or wrongdoing is hereby expressly denied by each of the Releasees.

Dr. Edward Ahn

June 24, 2019

10.	Confidentiality

(a)            You acknowledge that you currently are and will remain bound by the terms and conditions of the Non-Disclosure and Non-Competition Agreement, which shall remain in full force and effect in accordance with its terms. Except as specifically set forth herein, nothing in this Agreement shall be construed to supersede the terms and conditions of the Non-Disclosure and Non-Competition Agreement. Notwithstanding the foregoing, You acknowledge that during your employment with the Company, the Company provided you with access to Confidential Information (as defined below) and other valuable resources and assets to which you would not have had access but for your employment with the Company. You will not use, disclose or reveal any Confidential Information of the Company or any of the Releasees (as defined in Section 7) except when acting with prior written authorization from a duly authorized Company officer. For purposes of this Agreement, you understand that the term “Confidential Information” means any information relating to the business of the Company or any of the Releasees (whether or not obtained, acquired, or developed by you), that has value to the Company or the Releasees and that you learned about or had access to through your employment with the Company. Confidential Information does not include (1) any specific information that the Company has voluntarily disclosed to the public without any unauthorized disclosure by you or anyone else, (2) information that has been independently developed and disclosed by others, or (3) information that is deemed not confidential under Section 7 of the National Labor Relations Act or other applicable law. By signing this Agreement, you acknowledge that through this Agreement, the Company has provided you with written notice that the Defend Trade Secrets Act, 18 U.S.C. Section 1833(b), provides an immunity for the disclosure of a trade secret to report suspected violations of law and/or in anti-retaliation lawsuit, as follows:

1) IMMUNITY. -- An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that --

(A) is made --

(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and

(ii) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT. -- An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual --

(A) files any document containing the trade secret under seal; and

(B) does not disclose the trade secret, except pursuant to court order.

(b)           You agree to keep the existence, substance and terms of this Agreement, including any discussions or negotiations relating to this Agreement (“Agreement-Related Information”) in the strictest confidence and not reveal, unless legally compelled to do so, any Agreement-Related Information to any persons except your immediate family, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. Any violation of this provision will be deemed a material breach of this Agreement. Nothing in this Section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

(c)            Notwithstanding the foregoing, nothing herein shall prohibit or bar you from seeking assistance from, providing truthful testimony in any legal proceeding, or in communicating with any governmental agency or representative, or from making any truthful disclosure required, authorized or permitted under law; provided, however, that in providing such testimony or making such disclosures or communications, you will use your best efforts to ensure that this Section 10 is complied with to the maximum extent possible. In addition, you will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which you do participate. Finally, any non-disclosure provision in this Agreement does not prohibit or restrict you (or any representative) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, FINRA, any other self-regulatory organization, or any other state or federal regulatory authority, regarding this Agreement or is underlying facts or circumstances.

Dr. Edward Ahn

June 24, 2019

(d)           The Company agrees to keep the existence, substance and terms of this Agreement, including any discussions or negotiations relating to this Agreement (“Agreement-Related Information”) in the strictest confidence and not reveal any Agreement-Related Information to any third parties, except when legally required, including in accordance with the rules and regulations of the United States Securities and Exchange Commission, or as necessary for legitimate internal business purposes.

11.	Mutual Nondisparagement

(a)            You agree not to take any action or make any statements, written or oral, which disparages or criticizes the Company or any of its affiliates or current or former officers, directors, shareholders, management, employees, agents, or any other parties involved in a business relationship with the Company, or its practices, or which disrupts or impairs its normal operations, including actions that would (1) harm the reputation of the Company with its current and prospective customers, distributors, suppliers, other business partners, or the public; or (2) interfere with existing contractual or employment relationships with current and prospective customers, suppliers, distributors, other business partners, or Company employees. You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, directors, shareholders, employees, or agents.

(b)           The Company agrees that it will instruct its directors and its officers and executive officers, at or above the rank of Vice President, not to take any action or make any statements, whether written or oral, that could reasonably be interpreted as disparaging or critical of you, personally or professionally. You understand and agree that it will not be a violation of this Section 7(b) for the above-referenced individuals to generally discuss for legitimate internal business purposes the performance of the Company and individuals under your supervision during your employment with Anika. In addition, the foregoing non-disparagement obligations shall not in any way affect the Company or its employees obligations to testify truthfully in any legal proceeding.

12.	Disclosures

Nothing herein shall prohibit or bar you from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized, or permitted under law, provided, however, that in providing such testimony or making such disclosures or communications, you will use your best efforts to ensure that this Section is complied with to the maximum extent possible. In addition, any non-disclosure provision in this Agreement does not prohibit or restrict you (or your attorney, if applicable) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, FINRA, any other self-regulatory organization, or any other state or federal regulatory agency regarding this Agreement or its underlying facts or circumstances. Furthermore, nothing in this Agreement shall bar or prohibit you from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state, and/or local law. However, you nevertheless will be prohibited from the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which you do so participate.

Dr. Edward Ahn

June 24, 2019

13.	References

You agree to direct any potential employers seeking reference information about you to contact the Company’s Chief Human Resources Officer, or his designee. Consistent with the Company’s Reference Policy, if contacted, the Chief Human Resources Officer will respond to a reference inquiry solely by confirming title and dates of employment.

14.	Future Cooperation

You agree that during and after the Severance Pay Period, you shall cooperate reasonably with the Company and any affiliates (including its and their outside counsel) in connection with (i) the contemplation, prosecution, and defense of all phases of existing, past, and future litigation about which the Company believes you may have knowledge or information; and (ii) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”). You further agree to make yourself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have. Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company or an affiliate calls you as a witness. The Company shall reimburse you for any reasonable travel expenses that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

15.	Termination or Suspension of Payments

In the event that you fail to comply with any of your obligations under this Agreement, or the Non-Disclosure and Non-Competition Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to either delay or not pay the Severance Pay. The delay or nonpayment of the Severance Pay, in the event of such breach by you, will not affect your continuing obligations under this Agreement. Notwithstanding the foregoing, this provision shall not apply to the extent that your breach of this Agreement consists of initiating a legal action in which you contend that the release set forth in Section 7 is invalid, in whole or in part, due to the provisions of 29 U.S.C. § 626(f).

Dr. Edward Ahn

June 24, 2019

16.	Legal Representation

This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with an attorney, that you have carefully read and fully understand all of the provisions of this Agreement, and that you are voluntarily entering into this Agreement.

17.	Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

18.	Enforcement

(a)       Jurisdiction. You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to your employment with the Company or this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

(b)       Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Sections 6-12 of this Agreement and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under Sections 6-12 of this Agreement the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. In the event that the Company prevails in any action to enforce Sections 6-12 of this Agreement, you also shall be liable to the Company for attorney’s fees and costs incurred by the Company in enforcing such provision(s).

19.	Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

20.	Assignment

You shall not assign this Agreement. The Company may assign this Agreement. The benefits of this Agreement shall inure to the successors and assigns of the Company.

21.	Severability

If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject, or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

Dr. Edward Ahn

June 24, 2019

22.	Entire Agreement

This Agreement constitutes the entire agreement between you and the Company with respect to your termination from employment. This Agreement supersedes any previous agreements or understandings between you and the Company including without limitation the Offer Letter provided that this Agreement does not supersede the Non-Disclosure and Non-Competition Agreement attached as Exhibit A hereto. This Agreement may not be changed, amended, modified, altered, or rescinded except upon the express written consent of both you and an authorized Company officer. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.

23.	Acknowledgements; Time for Consideration

With respect to this Agreement, you acknowledge that:

(a)       You have been advised of your right to consult with your counsel of choice prior to executing this Agreement and you have not been subject to any undue or improper influence interfering with the exercise of your free will in deciding whether to consult with counsel;

(b)       You have carefully read and fully understand all of the provisions of this Agreement, you knowingly and voluntarily agree to all of the terms set forth in this Agreement, and you acknowledge that in entering into this Agreement, you are not relying on any representation, promise, or inducement made by the Company or its attorneys with the exception of those promises contained in this document;

(c)       When the Company presented you with this Agreement, you were informed that you have at least twenty-one (21) days to review this Agreement and consider its terms before signing it; and

(d)       The twenty-one (21) day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

Dr. Edward Ahn

June 24, 2019

24.	Effective Date

As set forth above, you have the opportunity to consider this Agreement for twenty-one (21) days before signing it. To accept this Agreement, you must return a signed original or PDF copy of this Agreement so that it is received by the Company’s Chief Human Resources Officer at or before the expiration of this twenty-one (21) day period. If you sign this Agreement within fewer than twenty-one (21) days of the date of its delivery to you, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period. For the period of seven (7) days from the date when this Agreement becomes fully executed, you have the right to revoke this Agreement by written notice to the Company’s Chief Human Resources Officer. For such a revocation to be effective, it must be delivered so that it is received by the Company’s Chief Human Resources Officer at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

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Dr. Edward Ahn

June 24, 2019

Please indicate your agreement to the terms of this Agreement by signing and returning to the Company’s Chief Human Resources Officer the original or PDF copy of this letter within the time period set forth above.

Very truly yours,

ANIKA THERAPEUTICS, INC.

By:	/s/ Thomas Finnerty	June 24, 2019
	Thomas Finnerty	Date
Chief Human Resources Officer

Attachment (Exhibit A- Non-Disclosure and Non-Competition Agreement)

I, Edward Ahn, REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT, AND THAT I AM VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE, OR INDUCEMENT MADE BY THE RELEASEES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

ACCEPTED:

/s/ Edward Ahn	June 28, 2019
Edward Ahn, Ph.D.	Date

Dr. Edward Ahn

June 24, 2019

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Edward Ahn, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Separation Agreement, and, having been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21-day period.

Dated: June 28, 2019

/s/ Edward Ahn

EMPLOYEE NAME